Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated March 31, 2022, with respect to the financial statements of Unicycive Therapeutics, Inc. (Company) as of December 31, 2021 and 2020 and for each of the two years in the in the period ended December 31, 2021 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022 and to the reference to us under the heading “Experts” in the related Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

August 15, 2022